Exhibit 99.1

SENSEONICS HOLDINGS, INC. Announces $16 million Registered Direct

October 25, 2024

$16 million upfront with the potential for an additional $16 million upon the exercise in full of warrants

GERMANTOWN, MD, October 25, 2024 (GLOBE NEWSWIRE) —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced that it has entered into a definitive agreement for the purchase and sale of 45,714,286 shares of its common stock at an offering price of $0.35 per share of common stock in a registered direct offering. Additionally, in a concurrent private placement, the Company has agreed to issue unregistered warrants to purchase up to 45,714,286 shares of common stock (the “Warrants”). The Warrants will have an exercise price of $0.35 per share, will become exercisable beginning six months from the date of issuance and will expire on the five year anniversary of the date of initial exercise. The closing of the offering is expected to occur on or about October 28, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $16 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the Warrants, if fully exercised on a cash basis, would be approximately $16 million. No assurance can be given that the Warrants will be exercised for cash. The Company intends to use the net proceeds from this offering primarily for working capital and general corporate purposes, and may use a portion of the net proceeds to repay borrowings on its outstanding 5.25% Convertible Senior Notes due 2025.

The shares of common stock described above (but excluding the Warrants and the shares of common stock underlying the Warrants) are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-273882) that was originally filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2023 and became effective on September 12, 2023. The offering of the shares of common stock in the registered direct offering is being made only by means of a base prospectus and prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus, when available, may also be obtained from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The Warrants described above are being offered and sold by the Company in a transaction not involving a public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D promulgated thereunder and, along with the shares of common stock underlying such Warrants, have not been registered under the Securities Act or applicable state securities laws. Accordingly, the Warrants and the underlying shares of common stock may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics’ CGM system Eversense® E3 includes a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user’s smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements concerning the use of proceeds from the offering, the potential exercise of the Warrants and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the statements on the closing of the offering and the satisfaction of closing conditions and use of proceeds in the offering, the exercise of the Warrants, uncertainties relating to the current economic environment, market and other conditions and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2023, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and Senseonics' other filings with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Jeremy Feffer
LifeSci Advisors
investors@senseonics.com